Filed Pursuant to Rule 424(b)(7)

File No. 333-118026

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus Dated November 16, 2005)

Oscient Pharmaceuticals Corporation

$152,750,000

3 1/2% Senior Convertible Notes due 2011 and

the Shares of Common Stock

Issuable Upon Conversion Thereof

This prospectus supplement relates to the resale from time to time by the holders of our 3 1/2% Senior Convertible Notes due 2011 and the shares of common stock issuable upon conversion thereof.

You should read this prospectus supplement in conjunction with the prospectus dated November 16, 2005, and this prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. The prospectus is to be delivered with this prospectus supplement. The terms of the notes and the common stock issuable upon conversion of the notes are set forth in the prospectus.

Our common stock is quoted on The Nasdaq National Market under the symbol “OSCI.” On April 28, 2006, the last reported sale price of our common stock was $1.78 per share.

Investing in these securities involves risk. See “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus or the documents incorporated by reference therein. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 5, 2006.

This prospectus is hereby amended and supplemented to include in the table under the caption “Selling Stockholders” the information regarding the selling securityholders listed below. This information was furnished to us by the selling securityholders as of the date of this prospectus supplement.

Name (1)	Principal Amount of Notes Beneficially Owned That May be Sold	Number of Shares of Common Stock Issuable Upon Conversion That May be Sold (2)	Number of Shares of Common Stock Beneficially Owned After Offering (3)	Percentage of Common Stock Outstanding
CNH CA Master Account, L.P.	$100,000	15,055	—	*
Credit Suisse Securities LLC(4)	$7,750,000	1,166,817	—	1.20%

*	Less than 1%

(1)	Individuals and entities who receive shares of our common stock covered by this prospectus from a selling securityholder as a gift or in connection with a pledge, after the effective date of the registration statement of which this prospectus is a part, may sell up to 500 of those shares using this prospectus.

(2)	Assumes conversion of the full amount of notes held by the selling securityholder at the rate of approximately 150.5571 shares of our common stock per $1,000 in principal amount of the notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes may adjust under circumstances described under “Description Of Notes—Conversion Rights.” Accordingly, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the notes, cash will be paid instead of issuing any fractional shares.

(3)	Assumes that the selling securityholder has sold all the shares of our common stock shown as being issuable upon the assumed conversion of notes listed next to its name and represents additional shares of our common stock beneficially owned before the offering.

(4)	The selling securityholder has identified itself as a registered broker-dealer and is therefore an “underwriter” within the meaning of the Securities Act with respect to the securities being offered.